Exhibit 2

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GUARANTOR:       Liqui-Box Corporation          DEBTOR:   Samuel B. Davis
ADDRESS:         Box 494                        ADDRESS:
                 6950 Worthington Galena Rd.
                 Worthington, Ohio 43085

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SINGLE LOAN GUARANTY

For the purpose of inducing The Huntington National Bank (hereinafter referred to as "Bank") to lend money or advance credit to, or renew, extend, or forbear from demanding immediate payment of the loan to Samuel B. Davis (hereinafter referred to as "Debtor"), which loan is in the principal amount of One Million Dollars ($1,000,000.00) and is presently evidenced by a certain promissory note in the amount of One Million Dollars ($1,000,000.00), dated July 8, 1996, and made by Debtor and all extensions, replacements, and substitutions in whole or in part therefor (which extension of credit is hereinafter referred to as the "Loan"), the undersigned (hereinafter referred to as "Guarantor"), hereby unconditionally guarantees the prompt and full payment to Bank when due, whether by acceleration or otherwise, of the principal amount of the Loan, together with interest, late charges, collection costs, attorneys' fees and the like, as provided for said promissory note or any subsequent promissory note or notes given to evidence the Loan.

Guarantor hereby promises that if the Loan is not paid promptly when due, it will, upon request of Bank, pay the Loan to Bank, irrespective of any action or lack of action on Bank's part in connection with the acquisition, perfection, possession, enforcement or disposition of the Loan or any or all security therefor or otherwise, and further irrespective of any invalidity in the Loan, the unenforceability thereof or the insufficiency, invalidity or unenforceability of any security therefor.

Guarantor waives notice of the acceptance of this Guaranty. This Guaranty is made and will remain in effect as to any and all obligations of Debtor pursuant to the Loan until the Loan is paid in full, and Debtor has no right to request advances pursuant to the terms of the instruments or documents evidencing the Loan.

Bank's rights hereunder shall be reinstated and revived, and this Guaranty shall be fully enforceable, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored or returned by Bank as a result of the bankruptcy, insolvency or reorganization of Debtor, Guarantor, or any other person, or as a result of any other fact or circumstance, all as though such amount had not been paid.

In the event Guarantor at any time shall pay any sums on account of any Obligations or take any other action in performance of any Obligations, Guarantor shall be subrogated to the rights, powers, privileges and remedies of the Borrower in respect of such Obligations; provided that all such rights of subrogation and all claims and indebtedness arising therefrom shall be, and Guarantor hereby agrees that the same are, and shall be at all times, in all respects subordinate and junior to all Obligations, and provided, further, that Guarantor hereby agrees that Guarantor shall not seek to exercise any such rights of subrogation, reimbursement, exoneration, or indemnity whatsoever or any rights of recourse to any security for any of the Obligations unless or until all Obligations shall have been indefeasibly paid in full in cash and duly and fully performed.

Guarantor waives presentment. demand, protest, notice of protest, and notice of dishonor or other nonpayment of the Loan and further waives notice of sale or other disposition of any collateral or security held or acquired by Bank. Guarantor agrees that no extension of time, whether one or more, nor any other indulgence granted by Bank to Debtor or Guarantor and no omission or delay on

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Bank's  part in  exercising  any right  against,  or in taking  any  action to collect from or pursue Bank's remedies against Debtor or Guarantor, will release, discharge, or modify the duties of Guarantor. Guarantor agrees that Bank may, without notice to or further consent from Guarantor, release any collateral, security, or other guaranties, now held or hereafter acquired, or substitute other collateral, security, or other guaranties, and no such action will release, discharge, or modify the duties of Guarantor hereunder. Guarantor further agrees that Bank will not be required to pursue or exhaust any of its rights or remedies against Debtor or any other guarantor, with respect to payment of the Loan, or to pursue, exhaust or preserve any of its rights or remedies with respect to any collateral, security, or other guaranties given to secure the Loan, or to take any action of any sort, prior to demanding payment from or pursuing its remedies against Guarantor.



WAIVER OF RIGHT TO TRIAL BY JURY

GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR OR BANK WITH RESPECT TO THIS GUARANTY OR ANY OTHER
INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT GUARANTOR OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF THE RIGHT OF GUARANTOR TO TRIAL BY JURY.


If any Obligation of Borrower is assigned by Bank, this Guaranty will inure to the benefit of Bank's assignee, and to the benefit of any subsequent assignee, to the extent of the assignment or assignments, provided that no assignment will operate to relieve Guarantor from any duty to Bank hereunder with respect to any unassigned Obligation. In the event that any one or more of the provisions contained in this Guaranty or any application thereof shall be determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other applications thereof shall not in any way be affected or impaired thereby. This Guaranty shall be construed in accordance with the law of the State of Ohio.

If at the time of payment of the Obligations and any discharge hereof, Guarantor shall be then directly or contingently liable to Bank as maker, indorser, surety or guarantor of any other loan or obligation whether the same shall be evidenced by a note, bill of exchange, agreement of guaranty or other instrument, then Bank may continue to hold any collateral of Guarantor as security therefor, even though this Guaranty shall have been surrendered to Guarantor. Bank shall not be bound to take any steps necessary to preserve any rights in the collateral against prior parties. If any Obligations hereunder are not paid when due, Bank may, at its option, demand, sue for, collect or make any compromise or settlement it deems desirable with reference to any collateral, and shall have the rights of a secured party under the law of the State of Ohio. Guarantor shall be liable for any deficiency.


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Executed and delivered at Worthington, Ohio this 8th day of July, 1996.

                                  GUARANTOR:
                             LIQUI-BOX CORPORATION

                              By: /s/ C. W. McBee
                                  ___________________________________________
                              Its: V.P.